Deal Highlights


Ernie Barnes
(b. 1938 - 2009)
View All (3)

Sec.gov

Initial Offering	$341,000
Painting	In the Beginning (1971)
Dimensions	36 x 18
Progress	97%

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Artist Overview

20.3% Total Return

In December '23, we sold a Barnes painting that delivered 20.3% total net returns after just 76 days held. Past performance not indicative of future returns.

Offering Size	$477,000
Sold For	$600,000
Days Held	76
Profit from $10K Investment	$2,000 after all fees

$15.3 Million Record

In 2022, Barnes' painting The Sugar Shack sold for $15.3 million at auction. An outlier among his oeuvre, this sale still signals a level of seriousness among collectors of his work.



Offering Details

Similar Sales Appreciation

34.2%

Each painting is unique, but similar works have seen an appreciation rate of 34.2% from 2010 to 2025.



$1m
$800k
$600k
$400k
$200k
09
11
13
15
17
19
21
23
25

Top-Selling Style

Similar basketball paintings show up in Barnes' top auction records. See prices below.



#7 Auction Record

One-On-None

Sale Price: **$945,000**



#10 Auction Record

High Aspirations

Sale Price: **$857,750**

Investment Thesis

Important Disclosure

High Similar Sales Growth: This painting has a high annualized growth rate of 34.2% across 18 sales from 2010-2025.

Top-Selling Style: Paintings of Basketball players make up three of Ernie Barnes' top 10 auction records, with differences in scale and period.

Recent Momentum: Barnes has seen a recent expansion in his posthumous market. In '22, his painting Sugar Shack sold for $15.3 million, bringing new attention to his works at auction

Previous Exit: In December '23, we sold a Barnes painting that delivered 20.3% total net returns after just 76 days held. Past performance not indicative of future returns.

Celebrity Collectors: Barnes is known for his placement in the collections of prominent celebrities including Eddie Murphy, Sylvester Stallone, Diana Ross, Kareem Abdul-Jabbar, and many others

Museum Support: Barnes's work has recently been promoted at museums including the High Museum, the Brooklyn Museum, and the San Francisco Museum of Modern Art.